As filed with the Securities and Exchange Commission on April 29, 2025

Registration No. 333-278633

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AirJoule Technologies Corporation

(Exact name of registrant as specified in its charter)

Delaware	3585	86-2962208
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

34361 Innovation Drive
Ronan, Montana 59864
(800) 942-3083
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Chad MacDonald
Chief Legal Officer
34361 Innovation Drive
Ronan, Montana 59864
(800) 942-3083
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Ryan J. Maierson

John M. Greer

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

(713) 546-5400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”) check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ (333-278633)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This Post-Effective Amendment No. 1 shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 of AirJoule Technologies Corporation (File No. 333-278633), initially filed on April 11, 2024 and declared effective by the Securities and Exchange Commission on July 11, 2024 (the “Registration Statement”), is being filed as an exhibit-only filing solely to file (i) the consent of BDO USA, P.C. with respect to its report dated March 25, 2025 relating to the financial statements of AirJoule Technologies Corporation contained in its Annual Report on Form 10-K and included in the Prospectus Supplement No. 4 dated April 29, 2025 filed pursuant to Rule 424(b)(3), filed herewith as Exhibit 23.1 and (ii) the consent of BDO USA, P.C. with respect to its report dated March 25, 2025 relating to the financial statements of AirJoule, LLC contained in AirJoule Technologies Corporation’s Annual Report on Form 10-K and included in the Prospectus Supplement No. 4 dated April 29, 2025 filed pursuant to Rule 424(b)(3), filed herewith as Exhibit 23.2 (together, the “Consents”). Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 16 of Part II of the Registration Statement, the signature pages to the Registration Statement, and the Consents. The prospectus and the balance of Part II of the Registration Statement are unchanged hereby and have been omitted.

Part II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit No.	Description
23.1*	Consent of BDO USA, P.C. relating to the financial statements of AirJoule Technologies Corporation.
23.2*	Consent of BDO USA, P.C. relating to the financial statements of AirJoule, LLC.

*	Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this post-effective amendment to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned hereunto duly authorized, on this 29th day of April, 2025.

AirJoule Technologies Corporation

By:	/s/ Matthew B. Jore
	Name:	Matthew B. Jore
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the Registration Statement on Form S-1 has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Matthew B. Jore	Chief Executive Officer and Director	April 29, 2025
Matthew B. Jore	(Principal executive officer)

*	Chief Financial Officer	April 29, 2025
Stephen S. Pang	(Principal financial officer)

*	Chief Administrative Officer	April 29, 2025
Jeffrey D. Gutke	(Principal accounting officer)

*	Director	April 29, 2025
Max S. Baucus

*	Director	April 29, 2025
Paul Dabbar

*	Executive Chairman	April 29, 2025
Patrick C. Eilers

*	Director	April 29, 2025
Stuart D. Porter

*	Director	April 29, 2025
Marwa Zaatari

*	Director	April 29, 2025
Ajay Agrawal

*	Director	April 29, 2025
J. Kyle Derham

*By:	/s/ Matthew B. Jore
	Name:	Matthew B. Jore
	Title:	Attorney-in-Fact

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